EXECUTION VERSION

ANTARA CAPITAL MASTER FUND LP
New York, New York

October 9, 2019

Confidential

USA Technologies, Inc.
100 Deerfield Lane, Suite 300
Malvern, PA 19355
$30,000,000 Delayed Draw Senior Secured Term Facility
Commitment Letter

Ladies and Gentlemen:

You have advised Antara Capital Master Fund LP on behalf of itself and certain of its affiliates and accounts managed or sub-advised by it or its affiliates (“Antara”), in its collective capacity as an initial lender under the Term Facility (in such capacity, “we”, “us” or the “Commitment Parties”) that USA Technologies, Inc. (the “Borrower” or “you”), intends to consummate an equity sale pursuant to a Stock Purchase Agreement of even date herewith between the Borrower and Antara (the “SPA”) and retire it’s existing credit facility with JPMorgan Chase Bank (the “Transactions”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”; this commitment letter, the Term Sheet attached hereto as Exhibit A and the Summary of Additional Conditions attached hereto as Exhibit B, collectively, the “Commitment Letter”).
1.    Commitments.
In connection with the Transactions, Antara is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Term Facility (the “Commitment”) subject to the terms and conditions set forth in this Commitment Letter.
Notwithstanding anything to the contrary contained herein the aggregate amount of the Term Facility committed to be provided by Antara hereunder and the aggregate amount of the economics of Antara hereunder may not be reduced without the prior written consent of Antara.
2.    Titles and Roles.
It is agreed that Antara will act as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Term Facility. Antara may in its discretion delegate the Administrative Agent and/or Collateral Agent roles to one or more third parties.
3.    Information.
You hereby represent, warrant and covenant that (a) all information (other than the Projections) that has been or will be made available directly or indirectly to any Commitment Party by the Borrower or any of its

representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and, when provided, will be complete and correct in all material respects and does not and, when provided, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading, and (b) all projections (“Projections”) that have been or will be made available to any Commitment Party by the Borrower or any of its representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed to be reasonable by the preparer thereof at the time such Projections are provided to any Commitment Party; it being understood that any such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material. You agree, if at any time you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect, to promptly supplement the Information and such Projections such that such representations and warranties are correct in all material respects. You further agree to supplement the Information and any Projections previously provided, or that will be provided, from time to time and agree to promptly notify each Commitment Party of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying any Projections previously provided, or that will be provided, by or on behalf of The Borrower or any of its representatives in connection with the transactions contemplated hereby. You acknowledge and agree that, in issuing this Commitment Letter, each Commitment Party is using and relying on the accuracy of the Information and the Projections, and, in structuring, arranging or syndicating the Term Facility, the Commitment Parties may use and rely on the Information and the Projections and other offering and marketing materials or information memoranda, without independent verification thereof. You shall, and shall cause each of your respective affiliates and your and your affiliates’ respective officers, directors, employees, agents, advisors or other representatives, to provide to the Commitment Parties all information regarding the Transactions as any Commitment Party may reasonably request.

4.    Conditions.
The commitments and agreements of the Commitment Parties and Antara are subject to there not having occurred, since June 30, 2019, and except as disclosed in the Company SEC Documents or the Draft Filings heretofore provided to Antara (as such terms are defined in the SPA), any event that has resulted in or could reasonably be expected to result in a material adverse change in or effect on the general affairs, management, financial position, shareholders’ equity or results of operations of the Borrower and its subsidiaries, taken as a whole, as determined by Antara in its good faith business judgment. The commitments and agreements of the Commitment Parties and Antara are also subject to the satisfaction of the conditions set forth in the section entitled “Closing Conditions” in Exhibit A, the conditions set forth in Exhibit B, and the negotiation, execution and delivery of definitive documentation on or before October 31, 2019 with respect to the Term Facility reflecting, among other things, the terms and conditions set forth herein and in Exhibits A and B, in a manner acceptable to Antara. In addition, the commitments and agreements of the Commitment Parties and Antara are conditioned upon and made subject to Antara not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to Antara relating to the Borrower or the transactions contemplated by this Commitment Letter which Antara, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to Antara prior to the date hereof.
You agree that, for purposes hereof, the date on which the Term Facility is funded and the Transactions are concurrently consummated shall be a date mutually agreed upon between you and us, but in any event shall not occur until the terms and conditions set forth in this Commitment Letter (including consummation of the transactions under the SPA) are satisfied (the “Closing Date”).

5.    Fees and Expenses.
As consideration for the commitments of each Commitment Party under this Commitment Letter, you agree to pay (or cause to be paid) (i) a Commitment Fee in the amount of $1.2 million concurrently with the execution of this agreement (or if this agreement is not executed on a business day, on the first business day thereafter), (ii) in the event that a third-party administrative agent and/or collateral agent is appointed, an agency fee in an aggregate amount up to $35,000 per year to such administrative agent and/or collateral agent on the date of the initial appointment of such third-party agent(s) and on each anniversary of the date of such initial appointment, and (iii) the reasonable and documented out-of-pocket fees and Expenses (as defined in Section 6 below), all of which shall be payable (other than the agency fee) whether or not the SPA or Term Facility transactions close and regardless of the reason that either such a transaction does not close. You agree that, once paid, all of the foregoing fees and Expenses or any part thereof shall be fully earned and not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated hereby are consummated, and shall not be creditable against any other amount payable in connection herewith or otherwise.  Notwithstanding the foregoing, the legal fees payable by the Company in connection with the negotiation and documentation of the SPA and the Credit Facilities shall be capped at $400,000.00 (exclusive of reasonable and documented out-of-pocket costs), with respect to which a partial payment of $150,000.00 shall, concurrently with the payment of the Commitment Fee, be paid on account by the Company to counsel to Antara and applied to the overall cap of $400,000.00.  In consideration of the foregoing cap, the parties will endeavor in good faith to complete the negotiation and documentation of the SPA and the Credit Facilities in an efficient manner.
6.    Indemnity.
To induce the Commitment Parties and Antara to enter into this Commitment Letter and to proceed with the documentation of the Term Facility, you agree (a) to indemnify and hold harmless each Commitment Party and each of its affiliates, and each of its and its affiliates’ respective officers, directors, employees, partners, members, agents, advisors and other representatives and the successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities, including fees and disbursements of counsel (collectively, “Losses”) of any kind or nature and reasonable and documented out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from or in connection with this Commitment Letter (including the Term Sheet), the Transactions or any related transaction contemplated hereby, the Term Facility, or any use of the proceeds thereof (including any claim, litigation, investigation or proceeding (including any inquiry or investigation)) relating to any of the foregoing, (a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal fees and expenses of counsel, or other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (I) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or its officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (II) a claim brought by you against a Commitment Party for a breach in bad faith of such party’s obligations under this Commitment Letter or any of the transactions contemplated by the foregoing or (III) any dispute solely among Indemnified Persons, other than any claims against an Indemnified Person in its capacity or in fulfilling its role as an administrative agent, collateral agent or arranger or any similar role under the Term Facility and other than any claims arising out of any act or omission of the Borrower, and (b) to reimburse whether or not the SPA or the Term Facility closes each Commitment Party and affiliates from time to time, upon demand, for all reasonable and documented out-of-pocket expenses (including, but not limited to, expenses of each Commitment Party’s due diligence, investigation, expenses for audits, field examinations and appraisals, consultants’ fees, structuring, syndication, transportation, duplication, messenger and travel expenses and reasonable fees, disbursements and other charges of internal and external counsel incurred in connection with the SPA and the transactions contemplated therein and the Term Facility and the preparation, negotiation and enforcement of the SPA and this Commitment Letter, the definitive loan documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the definitive loan documentation upon execution thereof and thereafter shall have no further force and effect.
Notwithstanding any other provision of this Commitment Letter, (a) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or its officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (b) none of the Commitment Parties, Antara, any Indemnified Person or you shall be liable for any indirect, special, punitive or consequential damages (including any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Transactions (including the Term Facility and the use of proceeds thereunder), or with respect to any activities related to the Term Facility, including the preparation of this Commitment Letter and any documentation with respect thereto; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in this Section 6.
You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.
7.    Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.
You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you and your affiliates and subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and will not furnish any such information to other companies. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
As you know, certain of the Commitment Parties and their affiliates may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you.
Furthermore, you acknowledge that the Commitment Parties and its affiliates may have fiduciary or other relationships whereby the Commitment Parties and its affiliates may exercise voting power over securities and loans of various persons, which securities and loans may from time to time include securities and loans of potential Lenders or others with interests in respect of the Term Facility. You acknowledge that the Commitment Parties and its affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to the Commitment Parties’ relationship to you hereunder.
8.    Confidentiality.
You agree that you will not disclose, circulate or refer publicly to, directly or indirectly, this Commitment Letter, the other exhibits and attachments hereto or the contents of each thereof, or any written communications provided by, or oral discussions with, any Commitment Party or the activities of any Commitment Party pursuant hereto or thereto, without our prior written consent except (to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), after providing written notice to us, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that, following the return to us of a counterpart of this Commitment Letter duly executed by you, we hereby consent to your disclosure of (i) this Commitment Letter and such communications and discussions, on a need-to-know basis, to the Borrower’s respective officers, directors, agents and advisors who are directly involved in the consideration of the Term Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and who have agreed to treat such information confidentially, (ii) you may disclose that a financing commitment has been obtained from us and the aggregate amount of such committed financing, but not any information regarding interest rate or fees, and (iii) this Commitment Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); provided, that (a) you may disclose, on a confidential basis, to your auditors the Commitment Fee and the administrative agent’s fee after the Closing Date for customary accounting purposes, including accounting for deferred financing costs, (b) you may disclose the existence of this Commitment Letter to any rating agency in connection with the transactions contemplated hereby and (c) you may disclose the existence of this Commitment Letter in any public filing relating to the Term Facility and in any syndication of the Term Facility; provided, further, that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not the Commitment Fee nor the administrative agent’s fee) one year following termination of this Commitment Letter in accordance with its terms.

Each Commitment Party and its affiliates will treat all non-public information provided to it by or on behalf of you in connection with the transactions contemplated hereby confidentially and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process or upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over the Commitment Party or any of its affiliates (in which case such Commitment Party or such affiliate, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (b) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you hereunder, (c) to the extent that such information is received by such Commitment Party or such affiliate from a third party that is not, to such Commitment Party’s or such affiliate’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you with respect to such information, (d) to the extent that such information is independently developed by such Commitment Party or any of its respective affiliates, (e) to such Commitment Party’s affiliates and their and their respective employees, directors, officers, independent auditors, rating agencies, professional advisors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information (with such Commitment Party responsible for its respective affiliates’ and their and their respective employees’, directors’, officers’, independent auditors’, rating agencies’, professional advisors’, experts’ or agents’ compliance with this paragraph), (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter or the Term Facility, (g) to prospective Lenders, hedge providers, participants or assignees (collectively, “Prospective Parties”); provided that for purposes of clause (g) above, the disclosure of any such information to any Prospective Party shall be made subject to such Prospective Party written agreement to treat such information confidentially on substantially the terms set forth in this paragraph. If the Term Facility closes, the Commitment Parties’ obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the definitive documentation.

9.    Miscellaneous.
This Commitment Letter may not be assigned by you without the prior written consent of Antara (and any purported assignment without such consent will be null and void). Any Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates and to any Lender prior to the Closing Date. Any assignment by a Commitment Party to any potential Lender made prior to the Closing Date will only relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned if such assignment was approved by you (such approval not to be unreasonably withheld or delayed).
This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).
Except as set forth in Section 2 (Titles and Roles) hereof, this Commitment Letter may not be amended or any provision hereof waived or modified except in writing signed by the party against whom enforcement of the same is sought. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (including .pdf) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
This Commitment Letter (including the exhibits hereto) (a) are the only agreements that have been entered into among the parties hereto with respect to the Term Facility and (b) supersede all prior understandings, whether written or oral, among us with respect to the Term Facility and sets forth the entire understanding of the parties hereto with respect thereto.
This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles that would cause the laws of a jurisdiction other than New York to apply. To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or any of the other transactions contemplated hereby and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS Commitment LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”)), each Commitment Party and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each Commitment Party and the Lenders to identify them in accordance with the PATRIOT Act. You agree to provide each Commitment Party and each of the Lenders with all documentation and other information required by bank regulatory authorities under the Patriot Act and any other “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and each of the Lenders.
Please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof together with the Commitment Fee (wiring instructions attached) not later than 11:59 p.m., New York City time, on October 9, 2019 (provided that if this letter is not executed on a business day, the Commitment Fee will be paid on the first business day thereafter). The offer of each Commitment Party and Antara to provide the commitments hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. Thereafter all accepted commitments and undertakings of the Commitment Parties and Antara will terminate at 11:59 p.m., New York City time, on October 31, 2019 unless definitive document shall have been executed by Borrower. In addition, all commitments and undertakings of the Commitment Parties and Antara may be terminated if you fail perform your respective obligations hereunder on a timely basis. The following provisions of this Commitment Letter shall remain in full force and effect and shall survive the expiration or termination of this Commitment Letter or any commitment or undertaking of any of the Commitment Parties or Antara hereunder: Section 5 (Fees and Expenses), Section 6 (Indemnity), Section 7 (Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities), Section 8 (Confidentiality), the provisions of this Section 9 (Miscellaneous) regarding jurisdiction, governing law, venue, waiver of jury trial and exclusivity. Notwithstanding the immediately preceding sentence, your obligations hereunder (other than your obligations with respect to confidentiality of the Commitment Fee) shall automatically terminate and be superseded by the provisions of the definitive loan documentation relating to the Term Facility upon the Closing Date (to the extent covered thereby), the initial funding thereunder and the payment of all amounts owing at such time hereunder, and you shall automatically be released from related liabilities hereunder, but solely to the extent of any duplicative coverage.

[remainder of page intentionally left blank; signature pages follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.
Very truly yours,

ANTARA CAPITAL LP, in its capacity as Administrative Agent

By: /s/Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Member

ANTARA CAPITAL LP, on behalf of itself and certain of its affiliates and managed funds and accounts, in its collective capacity as a Lender

By: /s/Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Member

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

USA TECHNOLOGIES, INC.

By: /s/ Stephen P. Herbert
Name: Stephen P. Herbert
Title: CEO, Director

[Signature Page to Commitment Letter]

EXHIBIT A
Summary of Principal Terms and Conditions

This Term Sheet outlines certain material terms and conditions (and does not purport to summarize all of the terms and conditions) with respect to the Transactions described herein. All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit B thereto.

Term	Description
Borrower	USA Technologies, Inc.
Administrative Agent and Collateral Agent
Antara or its designee will act as administrative agent and collateral agent (in such capacity, the “Administrative Agent”). Antara may in its discretion delegate the administrative agent and/or collateral agent roles to one or more third parties.  The administrative agent and/or collateral agent may charge a fee of up to $35,000 per year in the aggregate (provided that such agency fee shall only be payable from and after the appointment of a third-party administrative agent and/or collateral agent).

Lender(s)	Funds and accounts advised by Antara with a specified percentage of the Term Facility shall, in the capacity of an initial lender under the Term Facility be a “Lender” (collectively, the “Lenders”).
Commitment Fee
Concurrently with the execution of the Commitment Letter (provided that if the Commitment Letter is not executed on a business day, the Commitment Fee will be paid on the first business day thereafter) and as a condition to its effectiveness, pay to Antara as Lender a commitment fee of $1,200,000.

Guarantors
Each of the Borrower’s direct and indirect, existing and future, domestic subsidiaries and foreign subsidiaries that are not CFCs (i.e. the giving of a guaranty will result in an adverse tax consequence)(the “Guarantors”, and together with the Borrower, the “Loan Parties”).

Delay Draw Term Facility
$30 million senior secured delayed draw term loan facility (the “Term Facility”). The facility will be available in two draws. $15,000,000 shall be drawn concurrently with the execution of definitive loan documentation (“Closing Date”). A second $15,000,000 (“Second Draw”) shall be drawn during an availability window commencing on the nine- month anniversary of the Closing Date and ending on the eighteen-month anniversary of the Closing Date.

All advances shall be made in the full amount indicated above. Partial advances shall not be allowed.

The Second Draw shall be subject to customary conditions for subsequent draws and in addition the condition that Borrower not be subject to any settlement or judgment in respect of material litigation which could result in a judgment or settlement that exceeds available insurance.

Collateral
All obligations of the Borrower and Guarantors to the Lenders shall be secured by a perfected, first priority perfected lien on all present and after acquired assets of the Borrower and the Guarantors (collectively, the “Collateral”), subject to customary exceptions for excluded collateral, including funds collected by the Company for the benefit of others. Liens on intellectual property shall be the subject of federal filings.

A-1

Tenor	Five (5) years.
Pricing
Nine and three quarters percent (9.75%) per annum, payable monthly in cash on the last Business Day of each month. After an Event of Default interest shall be increased by an addition two percentage points per annum.

Call Protection	Prepayment Premium as follows To and through December 31, 2020 - 105% From January 1, 2021 through December 31, 2021 103% From January 1, 2022 through December 31, 2022 101% Thereafter 100%
Excess Cash Flow Sweep	50 - 75 % with step down(s) TBD.
Amortization	None
Financial Covenants	Maximum Total Leverage Ratio, Minimum Fixed Charge Coverage Ratio and Maximum Capital Expenditures.
Other Covenants/Events of Default
Subject to exceptions for materiality, thresholds, qualifications, “baskets” and grace and cure periods to be negotiated, the usual affirmative & negative covenants and events of default customary for transactions of this type, including limitations on: indebtedness, liens, asset sales, restricted payments, investments and lines of business.

Commitment Fee
Payable concurrently with the execution of this Commitment Letter and as a condition to the effectiveness of this Commitment Letter, Borrower shall pay to Antara a Commitment Fee of $1,200,000. The Commitment Fee shall be fully earned and non-refundable when paid.

Closing Conditions
Closing conditions will include customary conditions for transactions of this type, including the accuracy of representations and warranties and, prior to and after giving effect to the funding of the Term Facility, the absence of any default or event of default, plus additional conditions precedent referred to in the Commitment Letter and listed on Exhibit B thereto.

Conditions to Each Draw	Draw conditions will include customary conditions for transactions of this type, including the SPA having been executed and delivered and the transactions provided for therein consummated.
Definitive Documentation
Definitive documentation to be mutually acceptable and satisfactory to the parties and to contain, subject to exceptions for materiality, thresholds, qualifications, “baskets” and grace and cure periods to be negotiated, customary representations and warranties, conditions precedent, covenants, events of defaults and indemnities for a transaction of this type.

Governing Law	New York

A-2

EXHIBIT B
Summary of Additional Conditions

This Summary of Additional Conditions outlines certain of the conditions precedent to the Term Facility referred to in the Commitment Letter and Term Sheet, of which this Exhibit B is a part. All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto.

Loan Documentation. The definitive loan documentation (including all documents and instruments required to create and perfect the Administrative Agent’s first priority security interest in the collateral shall have been executed and delivered and, if applicable, be in proper form for filing, in each case reflecting the terms and conditions set forth in the Commitment Letter (including the Term Sheet and this Exhibit B) and in all other respects satisfactory to the Administrative Agent and the Lenders.
Stock Purchase Agreement. The SPA shall have been executed and delivered and the transactions provided for therein consummated.
Due Diligence. Antara’s completion of customary business, tax, financial, legal, securities and collateral due diligence, with results satisfactory to Antara and its counsel, including the following: (i) review of Borrowers’, Guarantors’ and each of their subsidiary’s books, systems and records, (ii) review of interim financial statements, (iii) background checks on senior management of Borrowers, Guarantors and each of their subsidiaries, (iv) an insurance review of the Borrowers’, Guarantors’ and each of their subsidiary’s insurance policies to be completed by a third party firm acceptable to Antara with results satisfactory to Antara, (v) review of ERISA, regulatory, securities law, intellectual property, litigation, accounting, tax, licensing, certification and permit matters and labor matters, in each case, with results satisfactory to Antara in their reasonable discretion, and (vi) the corporate, capital, and legal structure of the Borrowers’, Guarantors’ and each of their subsidiaries shall be reasonably acceptable to Antara after giving effect to the Transactions.
Performance of Obligations. All reasonable and documented out-of-pocket costs, fees, expenses (including reasonable and documented out-of-pocket legal fees and expenses, and recording taxes and fees) and other compensation contemplated by the Commitment Letter payable to Antara, the Administrative Agent or the Lenders shall have been paid to the extent due and the Borrower shall have complied in all material respects and on a timely basis with all of their other obligations under the Commitment Letter and shall have caused the Borrower to become jointly and severally liable in all respects with all of their obligations under the Commitment Letter, effective upon the consummation of the transactions on the Closing Date.
Customary Closing Documents. Antara shall be satisfied that the Borrower has complied with all other customary closing conditions, including: (i) the delivery of legal opinions, corporate records and documents from public officials, lien searches, resolutions and officer’s certificates; (ii) satisfactory confirmation of repayment of existing indebtedness; (iii) evidence of authority; (iv) obtaining third party and governmental consents necessary in connection with the transactions, the related transactions or the financing thereof; (v) absence of litigation affecting or threatening the Borrower or the transactions, the related transactions or the financing thereof; (vi) perfection of security interests, liens, and pledges, on the collateral securing the Term Facility; (vii) evidence of insurance and (viii) delivery of a solvency certificate from the chief financial officer of the Borrower in form and substance, and with supporting documentation, satisfactory to Antara, certifying that the Borrower and its subsidiaries are, on a consolidated basis, solvent. Antara will have received at least

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10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.
Expenses. All Expenses, including without limitation, all reasonable out-of-pocket and documented expenses (including, but not limited to, expenses of each Commitment Party’s due diligence, investigation, expenses for audits, field examinations and appraisals, consultants’ fees, structuring, syndication, transportation, duplication, messenger and travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of external counsel incurred in connection with the SPA and the Term Facility and the preparation, documentation, negotiation and enforcement of the SPA and this Commitment Letter, the definitive loan documentation and any security arrangements in connection therewith shall he paid concurrently with the execution of the Commitment Letter and on the Closing Date. Notwithstanding the foregoing, the legal fees (exclusive of reasonable and documented out-of-pocket costs) payable by the Company in connection with the negotiation and documentation of the SPA and the Credit Facilities shall be capped at $400,000.00, with respect to which a partial payment of $150,000.00 shall, concurrently with the payment of the Commitment Fee, be paid on account by the Company to counsel to Antara and applied to the overall cap of $400,000.00. In consideration of the foregoing cap, the parties will endeavor in good faith to complete the negotiation and documentation of the SPA and the Credit Facilities in an efficient manner.

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